Exhibit 99

Family Dollar Reports Third Quarter Results

  Net Sales Increased 9.0%
  Comparable Store Sales Increased 2.9%
  Earnings per diluted share was $1.05

MATTHEWS, N.C.--(BUSINESS WIRE)--July 10, 2013--Family Dollar Stores, Inc. (NYSE: FDO) today reported that for the third quarter of fiscal 2013 ended June 1, 2013, net sales increased 9.0% to $2.57 billion and net income per diluted share for the quarter was $1.05 as compared to $1.06 in the third quarter of fiscal 2012.

“This morning we reported sales and earnings results for the third quarter that were at the upper-end of our guidance,” said Howard R. Levine, Chairman and CEO. “Our consumables sales remained strong and we continued to gain market share. However, our discretionary sales remained challenged as our customers have been forced to make spending choices between basic needs and wants. Consistent with market trends, we expect that our customers will continue to face financial headwinds. We are adapting accordingly, and we are focused on stabilizing gross margin, controlling expenses, improving inventory productivity, and driving greater operational efficiencies. I am confident that we remain well positioned for long-term profitable growth.”

Fiscal 2013 Third Quarter Results

Net sales for the third quarter ended June 1, 2013, increased 9.0% to $2.57 billion from $2.36 billion in the third quarter of fiscal 2012 ended May 26, 2012. Comparable store sales in the quarter increased 2.9%. The increase in comparable store sales was a result of an increase in the average customer transaction value and higher customer traffic. Sales were strongest in the Consumables category, which increased 14.8% during the quarter, driven primarily by strong growth in food, health and beauty aids, and tobacco.

Gross profit for the quarter increased 5.6% to $892.5 million, or 34.7% of net sales, compared to $845.3 million, or 35.8% of net sales, in the third quarter of fiscal 2012. As a percentage of sales, the impact of stronger sales of lower-margin consumables, increased inventory shrinkage and higher markdowns was partially offset by higher purchase markups and lower freight expense.

Selling, general and administrative expenses, as a percentage of net sales, were 27.4% in the quarter compared to 27.6% in the third quarter of fiscal 2012. As a percentage of net sales, lower advertising and distribution center costs were offset by higher store occupancy costs and store payroll.

The effective income tax rate in the quarter was 36.2% as compared to 35.8% in the third quarter of fiscal 2012. The increase in the effective tax rate was due primarily to changes in uncertain tax positions, partially offset by higher federal tax credits and foreign tax benefits associated with the Company’s global sourcing efforts.

Net income for the quarter was $120.9 million compared to net income of $124.5 million for the third quarter of fiscal 2012.

The Company’s merchandise inventories at June 1, 2013, were $1.47 billion compared with $1.39 billion at May 26, 2012. Average inventory per store at the end of the quarter was 1.0% lower than the average inventory per store at the end of the third quarter of fiscal 2012.

In the first three quarters of fiscal 2013, capital expenditures were $599.7 million compared with $391.4 million in the first three quarters of fiscal 2012. The growth in capital expenditures was primarily due to increased investments in new stores. During the first three quarters of fiscal 2013, the Company spent $242.9 million related to its Fee Development Program, compared to $69.3 million in the first three quarters of fiscal 2012.

During the quarter, the Company opened 129 new stores, closed 3 stores, and renovated, relocated or expanded 228 stores.

Outlook

In the fourth quarter, the Company expects to anniversary many of the sales-driving initiatives that were launched in the fourth quarter of fiscal 2012. Additionally, the Company believes that sales in more discretionary categories will continue to be pressured. Based on June sales trends, the Company expects that comparable store sales in the fourth quarter of fiscal 2013 will increase around 2%. The company also expects that gross margin pressure and SG&A leverage in the quarter will be minimal. The Company believes that earnings per diluted share will be between $0.82 and $0.87 per share compared with $0.69 per share in the fourth quarter of fiscal 2012. Included in the results for the fourth quarter of fiscal 2012 was a litigation charge of $0.06 per diluted share.

The Company now expects that diluted earnings per share in fiscal 2013 will be between $3.77 and $3.82 compared to $3.58 in fiscal 2012. The Company's outlook for fiscal 2013 is based on the following assumptions which may or may not prove valid:

  An increase in comparable store sales of between 3% and 4%;
  Approximately 500 new store openings and 30-50 store closings;
  Gross margin pressure driven primarily by an expanding mix of lower-margin consumables;
  SG&A leverage driven by an increase in comparable store sales;
  An effective income tax rate of around 36%;
  Weighted average diluted shares of approximately 116 million; and
  Capital expenditures of between $750 million and $800 million primarily to support new store development, store renovations, and expansion of the Company’s supply chain.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Earnings Conference Call Information

The Company plans to host a conference call with investors today, July 10, 2013, at 10:00 a.m. ET to discuss the results. The Company will also provide an update on various business initiatives and discuss plans and expectations for the rest of fiscal 2013. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (800) 890-0881 for domestic US calls and (719) 325-2295 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is 3827795 or “FAMILY DOLLAR.”

A live webcast of the conference call with accompanying slides can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the address noted above after 11:00 a.m. ET, July 10, 2013.

About Family Dollar

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise appeals to shoppers in more than 7,800 stores in rural and urban settings across 45 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers, who often refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Third Quarter Ended*
(in thousands, except per share amounts)	June 1, 2013	% of Net Sales	May 26, 2012	% of Net Sales

Net sales	$2,573,506	100.00%	$2,359,957	100.00%

Cost of sales	1,681,048	65.32%	1,514,684	64.18%

Gross margin	892,458	34.68%	845,273	35.82%

Selling, general and administrative expenses	704,038	27.36%	652,014	27.63%

Operating profit	188,420	7.32%	193,259	8.19%

Investment income	91	0.00%	274	0.01%

Interest expense	6,071	0.24%	5,635	0.24%

Other income	7,196	0.28%	6,147	0.26%

Income before income taxes	189,636	7.37%	194,045	8.22%

Income taxes	68,698	2.67%	69,505	2.95%

Net income	$120,938	4.70%	$124,540	5.28%

Net income per common share - basic	$1.05		$1.07
Weighted average shares - basic	114,977		116,815

Net income per common share - diluted	$1.05		$1.06
Weighted average shares - diluted	115,478		117,633

Dividends declared per common share	$0.26		$0.21

*Certain reclassifications of the amounts for fiscal 2012 have been made to conform to the presentation for fiscal 2013.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the First Three Quarters Ended*
(in thousands, except per share amounts)	June 1, 2013	% of Net Sales	May 26, 2012	% of Net Sales

Net sales	$7,889,191	100.00%	$6,966,880	100.00%

Cost of sales	5,202,889	65.95%	4,506,636	64.69%

Gross margin	2,686,302	34.05%	2,460,244	35.31%

Selling, general and administrative expenses	2,153,936	27.30%	1,921,647	27.58%

Operating profit	532,366	6.75%	538,597	7.73%

Investment income	275	0.00%	716	0.01%

Interest expense	19,968	0.25%	18,772	0.27%

Other income	20,984	0.27%	16,847	0.24%

Income before income taxes	533,657	6.76%	537,388	7.71%

Income taxes	192,295	2.44%	196,079	2.81%

Net income	$341,362	4.33%	$341,309	4.90%

Net income per common share - basic	$2.96		$2.91
Weighted average shares - basic	115,321		117,331

Net income per common share - diluted	$2.95		$2.89
Weighted average shares - diluted	115,869		118,176

Dividends declared per common share	$0.68		$0.60

*Certain reclassifications of the amounts for fiscal 2012 have been made to conform to the presentation for fiscal 2013.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of*
	June 1,	May 26,
(in thousands, except per share and share amounts)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$123,462	$120,901
Short-term investment securities	26,665	21,006
Restricted cash and investments	57,897	82,197
Merchandise inventories	1,474,410	1,387,380
Deferred income taxes	71,305	53,212
Income tax refund receivable	4,294	-
Prepayments and other current assets	143,881	44,137
Total current assets	1,901,914	1,708,833

Property and equipment, net	1,832,178	1,420,034
Investment securities	23,366	60,888
Other assets	92,946	83,289

Total assets	$3,850,404	$3,273,044

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$219,000	$-
Current portion of long-term debt	16,200	16,200
Accounts payable	680,118	695,292
Accrued liabilities	351,422	300,290
Income taxes	8,429	25,285
Total current liabilities	1,275,169	1,037,067

Long-term debt	500,237	516,283
Other liabilities	283,442	259,333
Deferred gain	214,179	68,768
Deferred income taxes	56,233	79,099
Commitments and contingencies	—	—

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	—	—
Common stock, $.10 par; authorized 600,000,000 shares	12,000	11,911
Capital in excess of par	293,523	256,898
Retained earnings	1,497,311	1,153,453
Accumulated other comprehensive loss	(1,441)	(3,750)
Common stock held in treasury, at cost	(280,249)	(106,018)
Total shareholders' equity	1,521,144	1,312,494

Total liabilities and shareholders' equity	$3,850,404	$3,273,044

*Certain reclassifications of the amounts for fiscal 2012 have been made to conform to the presentation for fiscal 2013.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Three Quarters Ended*
(in thousands)	June 1, 2013	May 26, 2012
Cash flows from operating activities:
Net income	$341,362	$341,309
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176,895	153,482
Amortization of deferred gain	(11,037)	(352)
Deferred income taxes	(682)	3,336
Excess tax benefits from stock-based compensation	(13,360)	(12,234)
Stock-based compensation	13,015	14,033
Loss on disposition of property and equipment, including impairment
	5,018	10,331
Changes in operating assets and liabilities:
Merchandise inventories	(48,247)	(232,720)
Prepayments and other current assets	(96,249)	27,308
Other assets	(1,877)	(1,242)
Accounts payable and accrued liabilities	(26,889)	(72,275)
Income taxes	(27,723)	30,637
Other liabilities	15,125	(7,766)
	325,351	253,847

Cash flows from investing activities:
Purchases of investment securities	(43,475)	(92,559)
Sales of investment securities	22,638	217,017
Net change in restricted cash	63,161	(90,930)
Capital expenditures	(599,685)	(391,418)
Net proceeds from sale-leaseback	163,520	177,552
Proceeds from dispositions of property and equipment	2,780	739
	(391,061)	(179,599)

Cash flows from financing activities:
Short-term borrowings	1,753,000	306,300
Repayment of short-term borrowings	(1,549,000)	(306,300)
Repayment of long-term debt	(16,200)	(16,200)
Repurchases of common stock	(74,954)	(91,573)
Changes in cash overdrafts	31,495	43,016
Proceeds from exercise of employee stock options	17,572	24,620
Excess tax benefits from stock-based compensation	13,360	12,234
Payment of dividends	(78,434)	(66,849)
	96,839	(94,752)

Net change in cash and cash equivalents	31,129	(20,504)
Cash and cash equivalents at beginning of period	92,333	141,405
Cash and cash equivalents at end of period	$123,462	$120,901

*Certain reclassifications of the amounts for fiscal 2012 have been made to conform to the presentation for fiscal 2013.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Third Quarter Ended
	June 1,	May 26,
(in thousands)	2013	2012	% Change
Consumables	$1,866,714	$1,626,004	14.8%
Home products	264,268	270,015	-2.1%
Apparel and accessories	206,523	226,783	-8.9%
Seasonal and electronics	236,001	237,155	-0.5%
TOTAL	$2,573,506	$2,359,957	9.0%

	For the First Three Quarters Ended
	June 1,	May 26,
(in thousands)	2013	2012	% Change
Consumables	$5,667,499	$4,723,782	20.0%
Home products	828,833	842,900	-1.7%
Apparel and accessories	591,439	618,930	-4.4%
Seasonal and electronics	801,420	781,268	2.6%
TOTAL	$7,889,191	$6,966,880	13.2%

STORES IN OPERATION:
	For the Three Quarters Ended
	June 1,	May 26,
	2013	2012
Beginning Store Count	7,442	7,023
New Store Openings	380	287
Store Closings	(21)	(43)
Ending Store Count	7,801	7,267
Total Square Footage (000s)	67,016	62,362
Total Selling Square Footage (000s)	55,994	51,945

CONTACT:
Family Dollar Stores, Inc.
Investor Contact:
Kiley F. Rawlins, CFA, 704-708-2858
krawlins@familydollar.com
or
Media Contact:
Bryn Winburn, 704-708-1653
bwinburn@familydollar.com